Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (hereinafter designated “Agreement”) is made and entered into by and between WILLIAM REED MORAW (hereinafter designated “Employee”), an individual residing in Houston, Texas, and TOWN & COUNTRY INSURANCE AGENCY, INC. (hereinafter designated “Company” or “T&C”), an insurance producer business. T&C is a fully owned subsidiary of Encore Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) Agreement. Subject to the terms and conditions hereinafter stated, Company hereby employs Employee, and Employee hereby accepts such employment.

(b) Term. The term of employment under this Agreement shall commence on May 1, 2006, and continue to May 1, 2008, unless terminated sooner as provided in the Agreement. After the initial term, the Agreement shall be renewed for additional one (1) year periods unless the Company gives notice to Employee or Employee gives notice to Company that the Agreement shall not be renewed.

(c) Position and Duties of Employee. Employee shall serve as President of T&C. Employee shall be responsible for meeting the Company’s performance criteria and business projections, and shall perform faithfully and diligently the duties and responsibilities of his position, including, without limitation, operational responsibility for Company business, including the oversight of sales, marketing, promotion, strategic planning and development. Employee further agrees to perform such duties as are reasonably designated by the person or persons to whom Employee reports or that are customarily associated with Employee’s position. During the term of this Agreement, Employee shall report to the Chairman and CEO of Encore Bank, Jim D’Agostino, or his successor, and any other persons designated by Encore Bank.

(d) Full-Time Employment. During the term hereof, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder, except that the Employee may devote a reasonable amount of time to charitable endeavors and to personal business affairs to the extent that such exceptions do not interfere with the Employee’s responsibilities to the Company and the Company’s Affiliates. As used in this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or Encore Bank, where control may be by management authority, equity interest or otherwise.

(e) Place of Performance; Facilities. Employee shall perform his job in Houston, Harris County, Texas and shall not have to render services at another location except on a temporary basis. Employee will undertake such travel as is necessary or advisable to perform Employee’s duties hereunder.

2. Compensation and Benefits.

(a) Salary. As compensation for services rendered hereunder, Employee will be entitled to an annual base salary (hereinafter designated “Base Salary”) of one hundred eighty three thousand seven hundred forty four dollars ($183,744.00) payable in monthly installments of fifteen thousand three hundred twelve dollars ($15,312) each in year one of this agreement and one hundred ninety two thousand four hundred eighty eight dollars ($192,488) in year two of this agreement. Employee will be entitled to receive compensation increases to the Base Salary as determined and paid in the Company’s sole and absolute discretion.

(b) Annual Company Performance Bonus. In addition to the Base Salary, the Company shall pay to Employee an annual bonus on or before March 31 of each year of employment (beginning March 31, 2006), payable in cash or in shares of Restricted Stock equal to 20% of the Company’s After-Tax Profit, excluding the net profit necessary for Encore Bank to achieve a minimum of 15% After-Tax Return on its capital investment in T&C. For purposes of this Agreement, the following definitions shall apply:

(i) “After-Tax Profit” means the net profit of T&C determined under Generally Accepted Accounting Principles (GAAP) less the federal corporate income taxes directly attributable to such net profit.

(ii) “15% After-Tax Return” means a cumulative amount of After-Tax Profit, derived in one or more fiscal years, equal to 15% of Encore Bank’s invested capital in T&C. For purposes of this Agreement, Encore Bank’s invested capital in T&C is the fair market value of all consideration paid and delivered (or to be paid and delivered) to T&C’s shareholders for the issued and outstanding capital stock of T&C.

(c) Production Bonus/Commission. In addition to the Base Salary, Company shall pay Employee a quarterly “Production Bonus”. The Production Bonus, if earned, will be paid within 30 days of the close of each calendar quarter. The Production Bonus will be calculated as follows:

(i) On the first $100,000 in gross commissions received annually by Company on client accounts coded to Employee as the originating and servicing producer, a 0% Production Bonus will be due.

(ii) On all gross commissions received by the Company in excess of $100,000 annually on client accounts coded to Employee as the originating and servicing producer, a 25% Production Bonus will be due.

(iii) Once total commissions received by the Company annually on client accounts coded to Employee as the originating and servicing producer exceed the prior year’s total commissions received, Employee shall be due an additional 20% commission on the excess commission received by Company over the prior year.

(d) Options for Company Stock. In addition to the Base Salary, upon completing six months of continued employment with the Company, Employee will be eligible to receive Encore Bancshares common stock options in accordance with the terms of the Encore Bancshares, Inc. 2000 Stock Option Plan.

(e) Automobile Allowance and Club Dues. During the term of Employee’s employment hereunder, the Company shall pay to Employee a monthly automobile allowance of $500.

(f) Business Expenses. Subject to such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company and compliance therewith by the Employee, the Company shall pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of his duties, with limits and other restrictions on such expenses as may be set by the Company and further subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(g). Other Benefits. Employee shall be entitled to participate in each plan established to provide benefits to employees of the Company, as described in the employee handbook that will be provided by the Company to Employee; provided, however, that Employee will be subject to the eligibility criteria established for such plans, and Employee shall receive benefits thereunder based on the terms of each plan. Employee’s eligibility and benefit level shall be determined separately for each plan and all determinations shall be made by the parties charged with responsibility for such determinations in the plan.

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Employee’s employment hereunder may be terminated during the term of this Agreement as follows:

(a) Death. In the event of the Employee’s death during the term hereof, the Employee’s employment shall immediately and automatically terminate. In such event, the Company shall pay to the Employee’s designated beneficiary or, if no beneficiary has been designated by the Employee, to his estate: (i) any earned and unpaid Base Salary, prorated through the date of the Employee’s death; (ii) all bonus compensation to which the Employee is entitled in accordance with Section 2 hereof, prorated to the date of the Employee’s death; and (iii) reimbursement in accordance with Section 2 (g) for any business expenses for which the Employee has not yet been reimbursed.

(b) Disability.

(i) The Company may terminate the Employee’s employment hereunder, upon notice to the Employee, in the event of excessive absenteeism or the Employee’s disability from performing the essential requirements of the job with or without reasonable accommodation. In such event, the Company shall pay the Employee the following: (a) any earned and unpaid Base Salary, prorated through the date of termination; (b) all bonus compensation to which the Employee is entitled in accordance with Section 2 hereof, prorated to the date of termination; and (c) reimbursement in accordance with Section 2(h) for any business expenses for which the Employee has not yet been reimbursed.

(ii) If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential requirements of the job, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or his duly appointed guardian, if any, has no reasonable objection to determine whether the Employee is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such a medical examination, the Company’s determination of the issue shall be binding on the Employee.

(c) By the Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause at any time upon notice to the Employee. The following shall constitute Cause for termination:

(i) neglect in the performance of the Employee’s duties and responsibilities to the Company and its Affiliates; provided, however, that Employee shall not be terminated unless the Company has provided Employee with 30 days advance written notice describing the neglect of Employee and Employee fails to cure such neglect within such 30 day period; or

(ii) the engaging of the Employee in the misappropriation of funds, properties or assets of the Company or any of its Affiliates, intentional tort(s), fraud or other dishonesty with respect to the Company or any of its Affiliates, or other misconduct that is reasonably likely to be harmful to the business interests or reputation of the Company or any of its Affiliates; or

(iii) drug or alcohol abuse; or

(iv) the Employee’s conviction of a crime constituting a felony, including the entry of a plea of guilty or no contest by the Employee to a charge of a crime constituting a felony; or

(v) breach by the Employee of this Agreement, including, but not limited to, any of the restrictive covenants contained in Section 7 or 8 hereof.

Upon the giving of notice of termination of the Employee’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Employee nor to his beneficiary or estate, other than for Base Salary earned and unpaid to the date of termination and reimbursement in accordance with Section 2(g) for any business expenses for which the Employee has not yet been reimbursed.

(d) By the Company Other Than for Cause. The Company may terminate the Employee’s employment hereunder other than for Cause at any time upon 60 days advance written notice to the Employee. In the event of such termination, then, within forty-five (45) days following the effective date of the Employee’s termination, the Company shall pay the Employee a single lump sum amount equal to the sum of one years’ Base Salary at the rate in effect on the date of termination; provided, however, that the Company’s obligations to make payments hereunder are conditioned on the Employee’s execution of a general release in favor of the Company in such form as the Company shall specify. In addition to the foregoing, the Company shall pay the Employee any Base Salary earned and unpaid, prorated through the date of termination and all bonus compensation to which the Employee is entitled in accordance with Section 2 hereof, prorated to the date of termination and shall reimburse the Employee in accordance with Section 2(g) for any business expenses for which the Employee has not yet been reimbursed.

(e) By the Employee for Other Than Good Reason. The Employee may terminate his employment hereunder at any time upon 60 days advance written notice to the Company. In the event of termination by the Employee pursuant to this Section 3(e), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Employee the Base Salary for the notice period (or for any remaining portion of that period). Upon termination of the Employee’s employment pursuant to this Section 3(e), the Company shall have no further obligation or liability to the Employee nor to his beneficiary or estate, other than for Base Salary earned and unpaid, prorated to the date of termination, and reimbursement in accordance with Section 2(g) for any business expenses for which the Employee has not yet been reimbursed.

(f) By the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason (defined below), provided that the Employee provides written notice to the Company, setting forth in reasonable detail the nature of such Good Reason, within sixty (60) days of the occurrence of the circumstances giving rise to the Good Reason; the Company fails to cure within forty-five (45) days following its receipt of such notice; and the Employee thereupon gives fifteen (15) days’ written notice of termination. For purposes of this Section 3(f), “Good Reason” shall mean any act or omission identified below to which the Employee does not consent and which does not occur in connection with the replacement of the Employee during any period of disability or termination of the Employee’s employment for Cause or disability, as provided in this Agreement. The following shall constitute “Good Reason” for termination by the Employee:

(i) Any (A) failure to designate or redesignate the Employee as, or (B) removal of the Employee from the position of President of T&C; or

(ii) any substantial, objectively demonstrable failure by the Company to materially comply with the provisions of Section 2 above.

In the event of a termination by the Employee in accordance with this Section 3(f), then, within thirty (30) days following the effective date of the Employee’s termination, the Company shall pay the Employee a single lump sum amount equal to one hundred thousand dollars ($100,000.00); provided, however, that the Company’s obligations to make payments hereunder are conditioned on the Employee’s execution of a general release in favor of the Company in such form as the Company shall specify. In addition to the foregoing, the Company shall pay the Employee any Base Salary earned and unpaid, prorated through the date of termination and all bonus compensation to which the Employee is entitled in accordance with Section 2 hereof, prorated to the date of termination and shall reimburse the Employee in accordance with Section 2(g) for any business expenses for which the Employee has not yet been reimbursed.

(g) Change in Control. The Employee may terminate his employment hereunder for Change in Control, provided that the Employee provides (30) days advance written notice of termination to the Company, within sixty (60) days of Change in Control.

A Change of Control, means the occurrence hereafter of one of the following events: (I) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Act, of Fifty percent (50%) or more of the voting stock of the Company; (II) the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets; (III) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (IV) the Company combines with another company and is the surviving corporation but, immediately after the combination, the Company or its shareholders immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

In the event of a termination by the Employee in accordance with this Section 3(g), then, within forty-five (45) days following the effective date of the Employee’s termination, the Company shall pay the Employee benefits consistent with Encore Bank’s executive change of control plan; provided, however, that the Company’s obligations to make payments hereunder are conditioned on the Employee’s execution of a general release in favor of the Company in such form as the Company shall specify. In addition to the foregoing, the Company shall pay the Employee any Base Salary earned and unpaid, prorated through the date of termination and all bonus compensation to which the Employee is entitled in accordance with Section 2 hereof, prorated to the date of termination and shall reimburse the Employee in accordance with Section 2(g) for any business expenses for which the Employee has not yet been reimbursed.

(h) No Mitigation: No Offset. In the event of any termination of employment, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(i) Post-Agreement Employment. In the event the Employee remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

4. Effect of Termination.

(a) In the event of termination of the Employee’s employment hereunder, payment by the Company in accordance with the applicable provision of Section 3 above shall constitute the entire obligation of the Company to the Employee. Except as otherwise expressly provided for in this Agreement, and except for any right that the Employee may have to continue participation in the Company’s group medical and/or dental plan at his cost under applicable law, the Employee’s participation in the Company’s benefit plans shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of Base Salary or other payment to the Employee following such date of termination.

(b) Provisions of this Agreement shall survive termination of this Agreement, by expiration of the term or otherwise, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Employee under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Employee under Section 3 hereof is expressly conditioned upon the Employee’s continued full performance of his obligations under Sections 7 and 8. The Employee recognizes that, except as expressly provided herein, no compensation is earned after termination of employment.

5. Conflicting Agreements. The Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and that the Employee is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Employee will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

6. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Confidential Information.

(a) The Employee acknowledges that the Company and its Affiliates continually develop Confidential Information and that the Employee may develop Confidential Information for the Company and its Affiliates. Contemporaneously with the execution of this Agreement and prior to Employee’s termination, the Company agrees to provide Employee with access to the Company’s Confidential Information and the opportunity to develop goodwill and establish rapport with the Company’s customers in a greater quantity and/or expanded nature than may already have been provided to Employee. The Employee will comply with the policies and procedures of the Company for protecting Confidential Information and shall never use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company and its Affiliates) any Confidential Information obtained by the

Employee incident to his employment or other association with the Company or any of its Affiliates. The Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates or concerning the business, clients or affairs of the Company or any of its Affiliates, that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. “Confidential Information” includes, without limitation, information with respect to Company or its Affiliates as follows: the identity, lists and/or descriptions of any customers or suppliers (including the names of the contact persons associated with said customers or suppliers); financial statements, cost reports, or other financial information; product or service pricing information; contract proposals and bidding information; business opportunities or policies and procedures developed as part of a confidential business plan; management production and marketing systems and procedures, including manuals and supplements thereto; any other information related to past, current or potential customers or suppliers, including, but not limited to, any and all information contained in individual files regarding same.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company and its Affiliates. The Employee shall safeguard all Documents and shall surrender all Documents to the Company at the time his employment terminates, or at such earlier time or times as the Company or its designee may specify.

8. Restricted Activities. The Employee expressly recognizes that the employees, general agents and agents of the Company and its Affiliates are important and critical aspects of their ability to operate profitably. The Employee, therefore, further agrees that, while he is employed by the Company, other than in the course of performing his duties hereunder, and for a period of two (2) years following termination of his employment (the “Non-Competition Period”) for any reason other than a valid termination under 3(f):

(a) Non-Solicitation of Employees. Employee shall not, directly or indirectly:

(i) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment;

(ii) hire or solicit for hiring any employee of any general agent of the Company or any of its Affiliates; or

(iii) solicit or encourage any general agent or other independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

(b) Non-Compete. During the term of his employment the Company shall provide

Employee with Confidential Information. To induce the Company to enter this Agreement and as consideration for the Company’s promise to provide confidential information, Employee agrees that Employee shall not, directly or indirectly, either as an employee, Company, consultant, agent, principal, partner, stockholder, member, manager, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is similar to that of the Company, including, but not limited to, insurance producer business, or that is in direct competition in any manner whatsoever with the Company within Harris County, Texas and Galveston County, Texas (hereinafter collectively designated the “Restricted Area”).

(c) Non-Solicitation of Customers. Employee shall not, directly or indirectly, (i) solicit or negotiate any contract or agreement that constitutes or would constitute engaging in competition with the Company within the Restricted Area or (ii) solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing prospects, customers or suppliers of Company within the Restricted Area.

9. Enforcement of Covenants. In signing this Agreement, the Employee gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under Sections 7 and 8 hereof. The Employee agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates; that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent him from obtaining other suitable employment during the Non-Competition Period. The Employee further agrees that, were he to breach any of the covenants contained in Section 7 or 8 hereof, the damage to the Company and its Affiliates would be irreparable. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of those covenants, without having to post bond, and that he will not take, and he will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants relating to this Section 9. The Employee and the Company further agree that, in the event that any provision of Section 7 or 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Employee’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Sections 7 and 8 hereof. If Employee is found to have breached any promise made in Sections 7 or 8 hereof, the two year period specified in Section 8 of the Agreement shall be extended by the period of time for which Employee was in breach.

10. Law Governing. This Agreement and all issues relating to the validity, interpretation, and performance hereof shall be governed by and interpreted under the laws of the State of Texas. The parties hereby consent to jurisdiction and venue in any court of competent jurisdiction in Harris County, Texas, or the United States District Court having jurisdiction in Harris County, Texas.

11. Notices. Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by United States mail at the address set forth below the signature of such party hereto or at such other address as such party may designate by written communication to the other party in accordance with this Section 11. Each notice given in accordance with this Section 11 shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the third business day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section 11.

12. Assignment. The Company may assign its rights, duties and obligations under this Agreement without the approval or consent of the Employee. This Agreement is personal in its nature, thus the Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and each party’s respective successors, heirs, assigns, and legal representatives.

17. Company Policies, Regulations, and Guidelines for Employees. The Company may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees.

18. Arbitration. With the sole exception of claims arising out of or relating to Sections 7 and 8 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or relationship between the Company and Employee, shall be resolved by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association. The arbitration proceeding shall take place in Houston, Texas. The award rendered by the arbitrator shall be final and binding on the parties, and judgment may be entered upon it in the court having jurisdiction.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof, unless expressly provided otherwise herein. No amendment, modification, or termination of this Agreement, unless expressly provided otherwise herein, shall be valid unless made in writing and signed by each of the parties whose rights, duties, or obligations hereunder would in any way be affected by and amendment, modification, or termination. No representations, inducements, or agreements have been made to induce either Employee or Company to enter into this Agreement which are not expressly set forth herein. This Agreement is the sole source of rights and duties as between Company and Employee relating to the subject matter of this Agreement.

20. Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

21. No Presumption Regarding Drafter. Each of the parties hereto acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed among the parties, and that this Agreement reflects the parties’ mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, neither of the parties shall be deemed to be the drafter of the Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

22. Time is of the Essence. Time shall be of the essence of this Agreement whenever time limits are imposed herein for the performance of any obligation by either the Employee or Company, including the giving of notice.

EXECUTED effective as of the 12th day of June, 2006.

EMPLOYEE:		COMPANY: TOWN & COUNTRY INSURANCE AGENCY, INC.

/s/ William Reed Moraw	By:	/s/ James S. D’Agostino, Jr.
WILLIAM REED MORAW 12202 Laguna Terrace Drive Houston, Texas 77046		James S. D’Agostino, Jr. Chairman and Chief Executive Officer 9 Greenway Plaza Houston, Texas 77041